Exhibit 99.1

Enveric Biosciences Announces Plans to Spin-off and Dividend its Cannabinoid Pipeline to Shareholders

The proposed spin-off would create two separate and distinct biotechnology companies, one developing next-generation psychedelic-inspired treatments and the other developing innovative cannabinoid treatments

NAPLES, FL, May 11, 2022 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a neuroscience-focused biotechnology company developing next-generation, psychedelic-inspired mental health medicines, today announced plans to transfer and spin-off its cannabinoid clinical development pipeline assets to a wholly-owned subsidiary, Acanna Therapeutics Inc. (“Acanna”), by way of dividend to Enveric shareholders. The spin-off transaction will be subject to various conditions, including Acanna meeting the qualifications for listing on The Nasdaq Stock Market, and if successful, would result in two standalone public companies.

Dr. Joseph Tucker, CEO of Enveric Biosciences, commented, “In these challenging markets, the Board and Management team have spent considerable time evaluating the best way to create additional value for all stakeholders – patients, shareholders, and employees. We believe it would be in the best interest of our shareholders to spin-off 100% equity ownership of our cannabinoid clinical development pipeline. Upon completion of the proposed transaction, each resulting public company would be able to focus all its resources on the development of its respective pipeline assets, enabling, we anticipate, greater opportunity for product development success.”

Acanna has secured an initial $1MM from an investor in a Series A Convertible Preferred Stock and Warrant financing. Under the terms of the investment, Acanna will, subject to certain other conditions, receive an additional $4MM upon completion of the spin-off into an independent, separately traded public company listed on The Nasdaq Stock Market. Following the spin-off and the investment of an aggregate of $5MM, that investor is expected to hold 25% of Acanna and warrants to acquire additional shares. Palladium Capital Group acted as a financial advisor to Enveric. Please see the Current Report on Form 8-K filed by Enveric on May 11, 2022, for further details.

Dr. Tucker continued, “For Enveric and Acanna, this spin-off transaction would allow each company to commit 100% of its efforts and capabilities towards developing its respective drug candidate portfolio. For Enveric, going forward, we intend to focus on mental health. We believe that Enveric’s achievements in the last year, including preparations for a clinical trial, positive preclinical data, and ongoing expansion of our drug candidate portfolio, the Psybrary™, position us well for the future.”

Strategic Rationale for Spinoff

The Company believes that spinning off the cannabinoid assets will allow Enveric and Acanna to maximize long-term value for all stakeholders. Following the proposed transaction, both Enveric and Acanna intend to:

●	Have separate, focused management teams with the knowledge and skills to deploy appropriate strategies and meet the unique requirements for each company’s operations.
●	Allocate capital more efficiently and strategically to develop their respective assets further.
●	Provide unique investment characteristics of interest to the capital markets.

About Enveric Biosciences

Enveric Biosciences, Inc. (NASDAQ: ENVB) is a neuroscience-focused pharmaceutical company developing next-generation, psychedelic-inspired mental health medicines. Enveric’s robust pipeline supports drug development from the clinic to commercialization aimed to help millions of patients in need around the world suffering from conditions that include cancer-related distress, PTSD, and more. For additional information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,”“ expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of not purely historical statements, including any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of the company to successfully spin-off its cannabinoid assets; the ability to achieve the value creation contemplated by technical developments; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss

KCSA Strategic Communications

212.896.1254 / 212.896.1267

valter@kcsa.com / asoss@kcsa.com

Media Contacts

Natalie Dolphin

Enveric Biosciences Inc.

416.706.6364

ndolphin@enveric.com